FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney Chief Financial Officer (248) 358-1171 invrelations@npte.com	Leslie Loyet General Inquiries (312) 640-6672 lloyet@frbir.com
FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 13, 2007
NORTH POINTE HOLDINGS CORPORATION REPORTS
THIRD QUARTER 2007 RESULTS
Third Quarter Highlights:
•	Gross premiums written of $36.1 million versus $22.7 million in 2006.
•	Net premiums earned of $34.7 million versus $19.9 million in 2006.
•	Expense ratio of 45.9% versus 54.9% in third quarter 2006.
•	Net income per diluted share of $0.31 versus $0.24 in 2006.
•	Cash and total investments of $285.5 million; book value of $10.59 per share.
SOUTHFIELD, MI — November 13, 2007 — North Pointe Holdings Corporation (Nasdaq: NPTE) today reported financial results for the third quarter and nine months ended September 30, 2007. The Company reported net income of $2.8 million for the third quarter, or $0.31 per diluted share, versus $2.2 million or $0.24 per diluted share for the third quarter of 2006. For the nine months ended September 30, 2007, net income was $6.5 million, a 51.2 percent increase from $4.3 million in net income during the same period in 2006.
James Petcoff, president and chief executive officer, commented, “With the completion of our Capital City acquisition, we are even more focused on serving our specialty niches. Capital City, coupled with the potential sale of Home Pointe Insurance Company, allows us to further leverage our core competencies, especially claims and underwriting, in efforts to drive profitability.”
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Gross premiums written for the three months ended September 30, 2007 increased 59.0 percent to $36.1 million compared to $22.7 million in the same quarter of 2006. Gross premiums written increased 61.2 percent to $33.7 million in North Pointe’s commercial lines, and increased 34.1 percent to $2.4 million, in the Company’s personal lines in the third quarter of 2007, compared with the prior year period. The increase in the commercial business in the quarter was mainly driven by the Capital City acquisition, which accounted for $15.3 million of gross premiums written, as well as a $4.9 million increase in the Company’s Florida Small Business line, offset by an $8.1 million decrease due to cancellation of the crop program in 2007. Net premiums written for the third quarter 2007 increased 241.4 percent to $29.7 million from $8.7 million in the same quarter last year due in part to a $7.6 million reduction in ceded premiums. Net premiums earned for the third quarter rose 74.4 percent to $34.7 million from $19.9 million in the same quarter last year.
Gross premiums written for the first nine months of 2007 were $98.1 million, an increase of 8.5 percent from the $90.4 million reported for the nine months ended September 30, 2006. This increase was primarily attributable to the Capital City acquisition and the Florida Small Business lines mentioned above. The increase in gross premiums written were offset by a decrease of $5.0 million in gross premiums written, in personal lines, due to an intentional reduction in North Pointe’s Florida business mix as a result of underwriting changes put in place to reduce our catastrophe exposure. For the first nine months of 2007, net premiums written were $85.8 million or 41.4 percent higher than the $60.7 million for the same quarter last year. Net premiums earned increased 24.3 percent to $76.2 million from $61.3 million in the first nine months of 2006.
Total revenues in the third quarter of 2007 were $40.9 million as compared to $22.1 million in the corresponding period in 2006, an increase of 85.1 percent. Total revenues for the nine months ended September 30, 2007 increased 30.8 percent to $87.8 million versus $67.1 million for the first nine months ended September 30, 2006.
The loss ratio for the recent third quarter was 49.3 percent compared with 35.9 percent for the same period in 2006. The expense ratio for the third quarter was 45.9 percent compared to 54.9 percent in the same period in 2006. During the third quarter 2007, there was a pre-tax expense of $1.2 million due to a Florida Insurance Guarantee Association (FIGA) assessment. Without this assessment, the Company’s expense ratio would have been 42.6 percent in the third quarter. The combined ratio for the third quarter was 95.2 percent versus 90.8 percent in the third quarter of 2006.
Petcoff concluded, “We see the current market continuing to soften. To reduce our risk, we are focusing on business opportunities within our core lines and developing Capital City’s growth prospects. In short, we need to write more of what we do best, continue to reduce expenses, and execute our overall business plan.”
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Conference Call Details
The company will host a conference call today, Tuesday, November 13, 2007, at 11:00 a.m. Eastern Time to discuss second quarter results. Individuals may either access the call by dialing 800-218-0204 or logging on to the company’s website at www.npte.com. Please allow 15 minutes to download the necessary software.
A replay will be available through November 20 by dialing 800-405-2236, passcode 11097586. A replay of the call will also be available on North Pointe’s website at www.npte.com for 90 days following the event.
About North Pointe Holdings Corporation
North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.
Safe Harbor Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: North Pointe pricing accurately the risks it underwrites; the establishment of adequate loss and loss adjustment expense reserves; risks associated with achieving the business integration objectives expected with the Capital City acquisition; retention and recruiting of independent agents; failure to pay claims accurately; risks associated with high concentration of North Pointe’s business in certain geographic markets; inability to implement North Pointe’s growth strategies; possible assessments for guaranty funds, other insurance-related assessments and mandatory reinsurance arrangements and North Pointe’s ability to recover such assessments through future surcharges or other rate changes; the occurrence of severe weather conditions and other catastrophes; the cyclical and seasonal nature of the industries within which North Pointe operates; intense competition with other insurance companies; the potential loss of key personnel; North Pointe’s ability to obtain and retain trade association endorsements; performance of North Pointe’s various operating subsidiaries; restrictions that may limit the ability of North Pointe’s subsidiaries to pay dividends to North Pointe; existing and future regulations by the local, state and federal governments; the compliance of subsidiaries with minimum capital and surplus requirements; ratings of North Pointe’s insurance company subsidiaries by A.M. Best; the availability and pricing of reinsurance; the potential for non-payment or delay in payment by reinsurers; the outcome of current industry investigations; potential regulation limiting the use of undisclosed contingent commission arrangements with independent agents; adverse market conditions that could negatively impact North Pointe’s investment portfolio; reliance on information technology and telecommunication systems; and management’s ability to effectively manage a public company.
To learn more about North Pointe Holdings Corporation, please visit www.npte.com
Financial Tables Follow...
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North Pointe Holdings Corporation and Subsidiaries
Results of Operations for the Periods Ended
September 30, 2007 and 2006

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Dollars in thousands)
Gross premiums written:
Commercial lines	$33,700	$20,903	$73,179	$60,453
Personal lines	2,376	1,772	24,895	29,972

Total gross premiums written	36,076	22,675	98,074	90,425

Net premiums written:
Commercial lines	29,130	9,465	66,668	39,352
Personal lines	550	(752)	19,100	21,386

Total net premiums written	29,680	8,713	85,768	60,738

Revenues:
Net premiums earned:
Commercial lines	29,800	14,386	61,718	46,087
Personal lines	4,893	5,523	14,460	15,229

Total net premiums earned	34,693	19,909	76,178	61,316
Investment income, net	2,831	1,755	6,704	4,755
Net realized capital gains (losses)	293	81	785	(266)
Other income	3,063	404	4,178	1,291

Total revenues	40,880	22,149	87,845	67,096

Expenses:
Losses and loss adjustment expenses, net	18,599	7,295	38,143	27,317
Policy acquisition costs	10,446	5,483	22,501	16,776
Other underwriting and operating expenses	6,891	5,664	15,953	15,355
Interest expense	1,048	496	2,035	1,207

Total expenses	36,984	18,938	78,632	60,655

Income before federal income tax expense	3,896	3,211	9,213	6,441
Federal income tax expense	1,089	1,045	2,741	2,179

Net income	$2,807	$2,166	$6,472	$4,262

Loss ratio:
Commercial lines	56.4%	31.3%	56.3%	38.9%
Personal lines	36.6%	50.5%	23.5%	61.7%
Aggregate	49.3%	35.9%	47.5%	43.6%
Expense ratio	45.9%	54.9%	47.9%	51.3%
Combined ratio	95.2%	90.8%	95.4%	94.9%
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North Pointe Holdings Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
As of September 30, 2007 (Unaudited) and December 31, 2006

	2007	2006
	(Dollars in thousands)
ASSETS
Investments
Debt securities, available for sale, at fair value (amortized cost of $207,718 and $108,911
in 2007 and 2006, respectively)	$208,002	$107,334
Common stocks, at fair value (cost of $10,102 and $9,302 in 2007 and 2006, respectively)	12,543	11,376
Other investments available for sale	1,803	1,088

Total investments	222,348	119,798
Cash and cash equivalents	63,162	46,039
Accrued investment income	2,096	1,236
Premiums and agent balances receivable, net	28,172	18,088
Reinsurance recoverables on:
Paid losses	6,997	4,168
Unpaid losses	50,181	33,321
Prepaid reinsurance premiums	7,344	11,881
Deferred policy acquisition costs	10,204	8,848
Deferred federal income taxes, net	10,453	5,061
Federal income taxes recoverable	1,485	523
Fixed assets, net of accumulated depreciation	5,799	5,946
Goodwill	8,002	—
Prepaid expenses and other assets	3,273	2,668

Total assets	$419,516	$257,577

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$170,656	$89,755
Unearned premiums	59,644	42,320
Debt	56,509	23,131
Amounts due to reinsurers	1,787	1,930
Accrued expenses and other liabilities	26,553	7,122
Amounts withheld for others	9,342	144
Premiums in advance	545	4,970

Total liabilities	325,036	169,342

Commitments and contingent liabilities
Shareholders’ equity
Common stock, no par value; 50,000,000 shares authorized; 8,919,329 and 9,122,687
issued and outstanding in 2007 and 2006, respectively	48,881	50,578
Preferred stock, no par value; 5,000,000 shares authorized; and 0 issued
and outstanding in 2007 and 2006, respectively	—	—
Retained earnings	43,801	37,329
Accumulated other comprehensive income:
Net unrealized gains on investments, net of deferred federal income
tax expense of $927 and $169 in 2007 and 2006	1,798	328

Total shareholders’ equity	94,480	88,235

Total liabilities and shareholders’ equity	$419,516	$257,577

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North Pointe Holdings Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
For the Nine Months Ended September 30, 2007, and 2006

	2007	2006
	(Dollars in thousands,
	except share data)
Revenues
Direct premiums written	$96,435	$90,419
Assumed premiums written	1,639	6

Gross premiums written	98,074	90,425
Premiums ceded	(12,306)	(29,687)

Net premiums written	85,768	60,738
(Increase) Decrease in net unearned premiums	(9,590)	578

Net premiums earned	76,178	61,316
Investment income, net of investment expenses	6,704	4,755
Net realized capital gains (losses)	785	(266)
Fees and other income	4,178	1,291

Total revenues	87,845	67,096

Expenses
Losses and loss adjustment expenses, net	38,143	27,317
Policy acquisition costs	22,501	16,776
Other underwriting and operating expenses	15,953	15,355
Interest expense	2,035	1,207

Total expenses	78,632	60,655

Income before federal income tax expense	9,213	6,441
Federal income tax expense	2,741	2,179

Net income	$6,472	$4,262

Earnings Per Share
Basic	$0.72	$0.47
Diluted	0.72	0.47
Weighted average number of common shares outstanding
Basic	9,044,542	9,114,193
Diluted	9,050,180	9,114,761